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Nordea

NB Vardepapperstjanst Bas

NORDBANKEN


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Get control of your securities

You probably already know that you can conduct your share transactions via the securities service in Solo, which currently costs SEK 180/year. You also get BAS into the bargain.

(Solo is the joint name for our telephone and Internet banking services.)

Solo
www.nb.se


NB Vardepapperstjanst Bas is the service for people who want control of their securities and to receive valuable information about the securities market. As from April 2001, you will also be able to hold securities listed overseas via
Vardepapperstjanst BAS.

In short, NB Vardepapperstjanst Bas means:

o that your Securities Account will be reregistered as a Service Account,
o that Nordbanken will link information and advisory services to the Service
Account.

The price of NB Vardepapperstjanst Bas is currently just SEK 140/year. For securities listed overseas, there will be an additional cost of SEK 75/year per item.

For this you get:
o The potential to acquire securities listed overseas via accounts at the Swedish Securities Register Centre (VPC).
o The newsletter `Vardepappersnytt' every quarter, containing exclusive information about the share and interest markets.
o A list of your holdings every quarter, detailing the current value of your investments.
o Personal information and recommendations regarding your current securities holdings.
o Following agreement with relevant companies, increased potential for allocations in the event of new share issues handled by ArosMaizels.

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


Brokerage
Securities                                            Office                      Solo
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
Securities listed on the Stockholm Stock Exchange     0.50% min. SEK 200          0.27% min. SEK 100
----------------------------------------------------- --------------------------- ---------------------------
Other securities                                      0.65% min. SEK 200          0.27% min. SEK 200
----------------------------------------------------- --------------------------- ---------------------------
Securities listed overseas                            0.65% min. SEK 200          0.65% min. SEK 200
                                                      + overseas charge           + overseas charge
                                                      0.1%-0.3%                   0.1%-0.3%
                                                      + clearing charge SEK 125   + clearing charge SEK 125
----------------------------------------------------- --------------------------- ---------------------------

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Cut here

Application
Send in along with the application form in the reply envelope.

Civic registration no.:
Name:
Street address:
Postal code/Town:
Daytime telephone (incl. area code):
Evening telephone (incl. area code):
E-mail:


Yes! I would like to join NB Vardepapperstjanst Bas

I do not have a VPC account with Nordbanken as the institution managing the account, and would now like to join NB Vardepapperstjanst Bas by opening a new Securities Account with extended service functions - Service Account.

I have a VPC account with Nordbanken as the institution managing the account, and would now like to join NB Vardepapperstjanst Bas by reregistering this account as a Securities Account with extended service functions - Service Account.

I would like to connect to NB Vardepapperstjanst Bas as an earnings account: My account with Nordbanken, account number (incl. clearing no.): A new Share liquid account which I am commissioning Nordbanken to open.


I hereby declare that the information I have provided is accurate, that any changes will be notified to the bank in writing without delay, that my fiscal domicile is in Sweden and that the specified Securities Account is not barred by a chief guardian. I understand that the bank - if I have not previously been a customer of the bank - may need to check my identity. I have studied and approve the terms and conditions for Nordbanken Vardepapperstjanst Bas as specified on the next page, as well as the Terms and conditions for Securities Accounts with extended service functions (Service Account), in the wording applicable at the time. I undertake to read the General terms and conditions for trading with financial instruments, which will be sent to me separately. The annual charge is currently SEK 140 kronor (March 2001). For securities listed overseas, there will be an additional cost of SEK 75/year per item. This fee is charged to the account annually at the end of December in accordance with the terms and conditions set out on the next page.

Date
Signature

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Agreement regarding Nordbanken's Vardepapperstjanst Bas

An agreement is hereby reached between the undersigned (the Customer) and Nordbanken AB (publ) (the Bank)

o regarding the opening of a Securities Account with extended service functions (Service Account) or - where appropriate - the reregistration of a Securities Account to a Service Account, in accordance with the terms and conditions specified below and with the Terms and conditions for Securities Accounts with extended service functions (Service Account) applicable at the time, whose stipulations - the currently applicable ones are specified below - the Customer has studied.

o regarding trading with financial instruments in accordance with the terms and conditions specified below, as well as with the General terms and conditions for trading with financial instruments applicable at the time, whose stipulations - the currently applicable ones are sent to the Customer in a letter - the Customer undertakes to study.

The Customer hereby instructs the Bank, in accordance with the Customer's instructions in each individual case, to conduct trading with financial instruments that are registered at the Swedish Securities Register Centre (VPC) or with a foreign equivalent with whom VPC has reached an agreement regarding co-operation. As a result, unless otherwise agreed, the above Service Account will be used to report transactions with and holdings of financial instruments. Correspondingly, the earnings account connected to the Service Account, or some other liquid account notified by the Customer to the Bank, is to be used to charge or reimburse the Customer with liquid funds linked to transactions in accordance with this agreement.

Moreover, the earnings account connected to the Service Account will be charged or reimbursed dividends, interest, charges and taxes arising from the holding of financial instruments in accordance with this agreement. The earnings account connected to the Service Account - and where appropriate other some liquid account - will be bank accounts in Nordbanken. If, in the event of reregistration from Securities Account to Service Account, the existing earnings account is not an account in Nordbanken, the Bank shall be entitled to open a new account for the Customer in Nordbanken and to link this account to the Service Account or to connect some other Nordbanken account belonging to the Customer to the Service Account.


Authorisation for the Bank

The Customer hereby authorises the Bank, in conjunction with commissions in accordance with this agreement, to represent the Customer in the event of acquisitions/sales and the receipt/implementation of deliveries of financial instruments, as well as the payment, receipt and acknowledgement of funds on the Customer's behalf.

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Control of the Service Account, provision of details to others and the handling of personal information

The Customer entitles the Bank to the full control and handling of information regarding financial instruments and transactions reported in the Service Account mentioned above. The Bank may, in line with the law (Swedish or overseas), official regulations, trading rules or agreements/terms and conditions for particular securities, be obliged to provide information to others about the Customer's commission in accordance with this agreement. The Customer is obliged to provide such details to the Bank at the request of the Bank.

The Customer understands that the Bank will process the Customer's personal details (both information provided by the Customer himself and information that may have been obtained from other sources) to the extent required for the discharge of this agreement and commissions related to this agreement, as well as for the discharge of the Bank's legal obligations, and that the Bank may process the Customer's personal details for information provided to the Customer regarding changes to rules/terms and conditions, securities, products and services, etc., linked to this agreement. The Customer accepts that the processing of the Customer's personal details may also take place at the Bank for purposes relating to direct marketing.


Use of authorisation in some cases

The Customer undertakes not to grant the authorisation to dispose of holdings of financial instruments in the Service Account to any account-managing institution other than the Bank.


Account information etc.

The Customer presently (March 1999) receives from VPC, in accordance with VPC's rules applicable at the time, notification of changes regarding the Service Account as well as annual decision indicating the account's holding as at 31 December the previous year. The Customer understands and accepts that the Bank may reach an agreement with VPC to the effect that notification will instead by given by the Bank. In this event, the notifications must at least correspond to that which applies for VPC. In addition to that set out in the previous section, the Customer receives a compilation of the financial instruments listed in the Service Account and their market value. The Customer also receives a newsletter about the securities market. Information according to this section is supplied to the Customer at the periodicity determined by the Bank at the time, currently (March 1999) at the end of each quarter. The Bank reserves the right to change the compilation, as well as scope and content of the information in accordance with this section.

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Other services

Where possible, the Bank may supply personal information regarding investments and securities services in accordance with the Bank's terms and conditions applicable at the time. In the event of new issues handled by the Bank, the Bank undertakes to work to reach an agreement with the company in question regarding increased rights as regards the allocation of relevant securities for Service Account holders. The Bank reserves the right to cease with existing services and to add new services.


Pledging

For the security of all the Customer's current and future obligations in relation to the Bank in accordance with this agreement, the Customer hereby pledges to the Bank all the financial instruments belonging to the Customer which have been acquired through the Bank in conjunction with a purchase. In addition to this, please refer to that set out in General terms and conditions for trading with financial instruments regarding the Bank's entitlement in respect of pledges.


Incorrect registration in the Service Account etc.

Should the Bank mistakenly register securities in the Customer's Service Account or deposit funds in an account linked to the Service Account, the Bank shall be entitled to correct the registration or the deposit in question. If the Customer has disposed of the mistakenly registered securities or deposited funds, the Customer shall return these to the Bank as soon as possible. If the Bank has taken corrective measures as described above, the Bank shall immediately notify the Customer of this. The Customer shall not be entitled to place any demands on the Bank arising from such a mistake.

That which is specified in the previous section shall also apply when the Bank has otherwise registered securities in the Customer's Service Account or deposited funds in accounts, which should not by rights have come to the Customer.


Charges

Charges are payable on Service Accounts in accordance with the Bank's applicable price list at the time. For trading, charges are payable in accordance with that set out in the accounting slip. Charges are made to the Customer's earnings account linked to the Service Account.


Changes to terms and conditions

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The Bank is entitled to change the terms and conditions of this agreement. Such changes shall come into effect as regards the Customer one month after the Bank has sent a letter to the Customer issuing notification of the change.


Cessation

The agreement shall cease to apply as a result of termination on the part of the Customer as soon as the Bank has received written notification thereof, and as a result of termination on the part of the Bank with effect 30 days after written notification thereof has been sent to the Customer. In the event of malpractice, the Bank shall be entitled to terminate the agreement with immediate effect. When the agreement ceases, that set out in point 17 of the attached Terms and conditions for Securities Accounts with extended service functions (Service Account) which relates to the Service Account shall be observed. The agreement shall also cease to apply if the Customer has requested that the Service Account be closed in accordance with said terms and conditions. Any charges paid shall not be reimbursed on the cessation of the agreement.


Special rules for overseas shares:
see next page.


Terms and conditions for Securities Accounts with extended service functions (Service Account)

1. For Service Accounts, that prescribed in the Act on account management of financial instruments (1998:1479) shall apply. It is consequently incumbent upon the institution managing the account to register in the account holder's Service Account properly notified conditions which have to be registered in accordance with this Act. Information about Service Accounts may be obtained from the institution managing the account.

2. Service Accounts may only be opened in the name of a physical or legal person. The person in whose name the Service Account is opened has full control and disposal rights over the account unless otherwise notified by the institution managing the account.

3. The person registered as authorised agent or authorised representative for a Service Account shall receive the same opportunities for control and disposal of the securities holding as the account holder. If disposal may only take place within set limits, documentation specifying these limits must be enclosed.

4. Notification is normally provided to the account holder or - where one is registered - to the guardian, authorised agent, trustee or authorised representative. If there are two guardians, specify separately if only one is to receive notification. Account holders


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     who wish to have notification sent to another person must specify a c/o address for the Service Account and separately notify the institution managing the account that the address is not to be updated via DAFA/SPAR.

5. When registering authorised representatives, the form must normally be signed by the account holder. If the application refers to a minor, the guardian(s) must sign the form. If there is an authorised agent, this person must sign the form. In the event of a change to the authorised representative's personal details and in the event of a request for deregistration, the authorised representative himself can sign the form.

6. In the event of a bar by the chief guardian, it shall be indicated whether the chief guardian's permission is required for transfers, pledging or the receiving of the due capital amount. This can apply both to underage persons and to account holders for whom an authorised agent or trustee has been appointed by the court or - in the case of a trustee - by the chief guardian.

7. Jointly owned Service Accounts must be opened in one of the co-owner's names, and this person must sign the form. Other co-owners are specified in accordance with the "Registration of co-owners of Securities Accounts/Service Accounts". Where appropriate, tax shall be reported, control details shall be submitted and notification given in the name of the co-owner in which the Service Account was opened.

8. Investment clubs are normally a simple company for whose Service Account the same applies as for jointly owned Service Accounts. Investment clubs that are not a simple company are a legal person.

9. In the case of a disposal reservation, it shall be indicated if the specified account holder/authorised representative does not have full rights individually to control the account, e.g. because it is jointly owned or due to specific administration circumstances. The nature of the reservation shall be specifically indicated.

10. In the case of the estate of a deceased person, the form shall be signed by all the parties to the estate jointly, the authorised representative for the estate in accordance with the power of attorney, or a prescribed estate administrator. In the case of an estate, the deceased person's civic registration number shall be used unless the Tax Authority has assigned the estate a corporate identity number.

11. Any change of address for physical persons registered as citizens of Sweden is obtained, unless otherwise notified, from the population register via DAFA/SPAR. Such changes are not notified.

12. Foreign citizens/legal subjects who do not have a Swedish civic registration/corporate identity number are allocated a special registration number by VPC.

13. Persons who pay tax in a country other than their country of residence shall specify their fiscal domicile. Persons with a fiscal domicile in a country other than Sweden

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     shall submit a certificate of domicile or other documentation regarding their fiscal domicile.

14. For payments of dividends/interest and capital sums, the payment method shall be specified.

     Payments overseas may be made by cheque or to the recipient's bank account overseas.

     Transfers to foreign banks shall be made via the international bank network (SWIFT). The recipient is liable for any expenses incurred at the overseas bank.

15. If dividends are paid in the form of securities, these are registered in the Service Account in the same way as the entitlement to participate in new share issues and bonus issues.

16. The Bank shall not be liable for any damage arising from Swedish or foreign statutes, Swedish or foreign official measures, war, strikes, blockades, boycotts, lockouts or other similar circumstances. The reservation in respect of strikes, blockades, boycotts and lockouts shall apply even if the Bank itself is the object of or is taking such a conflict measure.

     Damage arising from other circumstances shall not be reimbursed by the Bank provided is has demonstrated a normal level of care. The Bank shall not be liable for damage caused by Swedish or foreign stock exchanges or other market places, depositing institutions, central securities administrators, clearing organisations or others supplying equivalent services, nor for damage caused by employees which the Bank has engaged with due consideration or who have been assigned by the Customer. Neither shall the Bank be liable for damage incurred by the Customer or other parties as a result of a restriction to the right of disposal that may be applied to the Bank in respect of financial instruments.

     Under no circumstances shall the Bank be liable for indirect damage.

     If the Bank is prevented, due to circumstances specified in the first paragraph, from fully or partially implementing registration, or from taking other measures relating to the Service Account due to circumstances specified above, such measures may be postponed until such time as the obstacle has been removed. If the Bank, as a result of said circumstances, is prevented from implementing or receiving payment/delivery, neither the Bank nor the Customer shall be liable to pay interest.

     That described above shall apply insofar as nothing else is specified in the Act on account management of financial instruments (1998:1479).

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17.  Service Accounts may be closed at the request of the account holder or the institution managing the account, although those transactions that have already commenced must be completed before the account is closed.

     Following a request for the closure of a Service Account, the account holder shall notify the institution managing the account immediately another account to which existing registrations are to be transferred. If the institution managing the account has not received said instructions within 2 months of the day the institution sent or received the request to close the account, the institution managing the account may open a Service Account or - where possible - a Securities Account in the account holder's name at VPCs Kontoforande Institut (VKI AB), and recredit to said Service Account registrations from the Service Account being closed or - where possible - reregister the Service Account as a Securities Account.


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Overseas shares
(Over and above the agreement regulations on the previous page.)

General

VPC can register in Service Accounts foreign financial instruments, preferably shares, that are not the object of trading on the Swedish Stock Exchange, on an authorised marketplace or within Swedish securities institutions. VPC determines at the time which financial instruments can be registered in Service Accounts ("overseas shares"), and the Bank can provide information about this to the Customer. The following rules - in addition to the other regulations in this agreement - apply to overseas shares.


Limitation

Overseas shares may only be registered in Service Accounts held by people whose fiscal domicile is in Sweden. The Bank reserves the right to take any necessary measures in the event overseas shares have been registered in Service Accounts held by people whose fiscal domicile is in a country other than Sweden.


Annual General Meetings

The Customer understands that, with regard to foreign shares, the Customer is not able to participate in annual general meetings or equivalent, nor to exercise voting rights for such shares at annual general meetings or equivalent.


Dividends etc.

The payment of dividends to the Customer takes place through the agency of VPC in Swedish kronor. VPC is entitled to deduct reasonable reimbursement for exchange expenses from the sum being paid.

In the event of a dividend not in the form of money, the registration of such a dividend shall take place in the Service Account, provided this can take place in VPC's judgement. Otherwise, such dividends will have to be sold.


Corporate events

In the event of `voluntary' corporate events, which entail shareholders having the freedom of choice with regard to participation in the corporate event, the Customer may not participate in such an offer. Any entitlements or financial instruments received by the Customer as a result of this must be sold. However, the Customer is entitled to participate

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in purchase offers. In such cases, that mentioned above in respect of dividends shall apply.

In the event of `compulsory' corporate events, which entail the Customer not having the freedom of choice with regard to participation in the corporate event, any shares issued as a result thereof are registered in the Customer's Service Account. If a financial instrument other than a share is issued as a result of a compulsory corporate event, or a share is issued which, in VPC's judgement, cannot be registered in the Service Account, the instrument will have to be sold.

Any additional entitlements which arise as a result of corporate events will have to be sold.


The sale of financial instruments or entitlements

In cases where it is specified in this point that financial instruments or entitlements have to be sold, the Customer hereby instructs the Bank to ensure that entitlements or financial instruments are sold, in the way the Bank considers appropriate at the time. The Bank is entitled to engage another party for such assignments. Funds from such sales shall be paid to the Customer in relation to the entitlements or financial instruments held, and shall be paid to the Customer in Swedish kronor. The Bank shall be entitled to deduct reasonable reimbursement for exchange expenses from the sum of the sold entitlements or financial instruments.


Tax etc.

The Bank is entitled to receive reimbursement from the Customer for any expenses or tax which the Bank incurs as a result of overseas shares being registered in Service Accounts. Neither the Bank nor VPC undertake to contribute to any restitution process arising from the withholding of too much tax on dividends.


Responsibility

Over and above that specified in point 16 of the Terms and conditions for Securities Accounts with extended service functions (Service Account), the Bank and VPC shall under no circumstances be responsible for ensuring that the Customer can exercise entitlements with regard to overseas shares which may be granted to owners of such shares other than those regulated above.


Nordbanken AB (publ) Grafisk Design, April 2001